EXHIBIT 10.10

Grantee:	Date of Award:
("Date of Award")

Number of Shares:

RESTRICTED STOCK AGREEMENT

                    This Restricted Stock Agreement ("Agreement") is made as of                                , between SPARTAN MOTORS, INC., a Michigan corporation ("Spartan Motors"), and                                         ("Grantee").

                    The Spartan Motors, Inc. Stock Incentive Plan of 200__ (the "Plan") is administered by the Compensation Committee of Spartan Motors's Board of Directors (the "Committee"). The Committee has determined that Grantee is eligible to participate in the Plan. The Committee agrees to award restricted stock to Grantee, subject to the terms and conditions contained in this Agreement and in the Plan.

                    Grantee acknowledges receipt of a copy of the Plan and the Plan Description, and accepts this restricted stock award subject to all of the terms, conditions, and provisions of this Agreement and the Plan.

          1.          Award.  Spartan Motors hereby awards to Grantee, as of the Date of Award, ______ shares of Spartan Motors' common stock, $.01 par value, subject to conditions and restrictions imposed under this Agreement and the Plan (the "Restricted Stock"). Spartan Motors may issue share certificates with respect to the Restricted Stock or may issue shares by depositing the Restricted Stock into an electronic account maintained by a third party and may place an appropriate legend upon any such issued shares as well as appropriate stop transfer restrictions.

          2.          Transferability.  Until the restrictions lapse as set forth in paragraph 3 below, the Plan provides that Restricted Stock granted under this Agreement is generally not transferable by Grantee except by will or according to the laws of descent and distribution, and further provides that all rights with respect to the Restricted Stock are exercisable during Grantee's lifetime only by Grantee, Grantee's guardian, or legal representative. Notwithstanding the preceding sentence, Restricted Stock may be transferred to a revocable living trust established by the Grantee under which Grantee is treated as the owner of property held by the trust for tax purposes, and in such circumstances, during Grantee's lifetime, ownership by the trust shall be treated as ownership by Grantee for purposes of all actions taken or to be taken under the terms or this Plan or the related Restricted Stock. Spartan Motors may place an appropriate legend upon any certificate representing shares of Restricted Stock awarded under this Agreement and may also issue appropriate stop transfer instructions to its transfer agent with respect to such shares.

          3.          Lapsing of Restrictions.  Except as otherwise provided in this Agreement, the restrictions imposed on the Restricted Stock awarded pursuant to this Agreement shall lapse as follows: ______ shares of the Restricted Stock will vest on _________________; _______ shares of the Restricted Stock will vest on _________________ (_______ shares vested) and ______ shares of the Restricted Stock will vest on ___________________ (______ shares vested). The periods during which Restricted Stock is subject to restrictions imposed by the Plan and under this Agreement shall be known as "Restricted Periods."

          4.          Securities Laws. The Restricted Stock award under this Agreement is conditional upon (ii) the effective registration of the Plan and the Restricted Stock granted thereunder under the Securities Act of 1933 and the effective registration or exemption of the Plan and the Restricted Stock granted thereunder under applicable state or foreign securities laws, and (ii) the effective listing of the stock on any applicable securities exchange or quotation system. Grantee shall not resell or distribute the Restricted Stock after any Restricted Period except in compliance with such conditions as Spartan Motors may reasonably specify to ensure compliance with federal and state securities laws.

          5.          Termination of Employment or Officer/Director Status.  Subject to certain exemptions as set forth in the Plan, the Plan generally provides that if Grantee terminates employment (and directorship status, if applicable) with Spartan Motors during any Restricted Period, whether for cause or for any other reason other than Grantee's death, Disability (as defined in the Plan) or Retirement (as defined in the Plan), all Restricted Stock still subject to restrictions at the date of termination shall automatically be forfeited and returned to Spartan Motors. If Grantee terminates employment (and directorship status, if applicable) with Spartan Motors because of Retirement, death or Disability, during any Restricted Period, then any unvested shares of Restricted Stock will vest as of the date of Retirement, death, or Disability.

          6.          Employment by Spartan Motors.  The award of Restricted Stock under this Agreement shall not impose upon Spartan Motors any obligation to retain Grantee in its employ for any given period or upon any specific terms of employment. Spartan Motors may at any time dismiss Grantee from employment, free from any liability or claim under the Plan or this Agreement, unless otherwise expressly provided in any written agreement with Grantee.

          7.          Shareholder Rights.  During the Restricted Period, Grantee shall have all voting, dividend, liquidation, and other rights with respect to the Restricted Stock held of record by Grantee as if Grantee held unrestricted common stock; provided, however, that the unvested portion of any Restricted Stock award shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to this Agreement or the Plan. Any noncash dividends or distributions paid with respect to shares of unvested Restricted Stock shall be subject to the same restrictions as the shares to which such dividends or distributions relate. After the restrictions applicable to the Restricted Stock lapse, Grantee shall have all shareholder rights, including the right to transfer the shares, subject to such conditions as Spartan Motors may reasonably specify to ensure compliance with federal and state securities laws.

          8.          Withholding.  Spartan Motors shall be entitled to (a) withhold and deduct from Grantee's future wages (or from other amounts that may be due and owing to Grantee from Spartan Motors), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, and local withholding and employment-related tax requirements attributable to the Restricted Stock award under this Agreement, including, without limitation, the award or vesting of, or payments of dividends with respect to, the Restricted Stock; or (b) require Grantee promptly to remit the amount of such withholding to Spartan Motors before taking any action with respect to the Restricted Stock. Unless the Committee provides otherwise, withholding may be satisfied by withholding common stock to be received or by delivery to Spartan Motors of previously owned common stock of Spartan Motors.

          9.          Effective Date.  This Agreement shall be effective as of __________________.

          10.        Amendment.  This Agreement shall not be modified except in a writing executed by the parties to this Agreement.

          11.        Agreement Controls.  The Plan is incorporated in this Agreement by reference. Capitalized terms not defined in this Agreement will have those meanings provided in the Plan. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the provisions of this Agreement will control as long as the provision of this Agreement does not violate a limitation of the Plan or the law. If any provision of this Agreement does violate a limitation of the Plan or the law, that limitation will control.

SPARTAN MOTORS, INC.

By
Its Chief Financial Officer

GRANTEE

Its